EXHIBIT 11

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                          IPI, INC. AND SUBSIDIARIES

              STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE

                    (In Thousands, Except Per Share Amounts)

                                                              Three Months Ended    Six Months Ended
                                                                   May 31,                May 31,
                                                              -----------------     -----------------
                                                               1997       1996       1997       1996
                                                              ------     ------     ------     ------
Primary and fully diluted earnings per share

     Weighted average number of issued shares outstanding      4,734      4,734      4,734      4,734

Effect of:
     1994 Long-Term Incentive Plan                                 -          -          -          -
     1994 Non-Employee Directors' Stock Option Plan                -          -          -          -
                                                              ------     ------     ------     ------
Shares outstanding used to compute primary and fully
     diluted earnings per share                                4,734      4,734      4,734      4,734
                                                              ======     ======     ======     ======

Net Income                                                    $  455     $  440     $  769     $  722
                                                              ======     ======     ======     ======

Primary and fully diluted earnings per share                  $ 0.09     $ 0.09     $ 0.16     $ 0.15
                                                              ======     ======     ======     ======

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